UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2007

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (973) 847-5955

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(d)  Effective as of March 9, 2007, the Board of Directors (the “Board”) of Cyclacel Pharmaceuticals, Inc. (the “Company”) appointed Pierre Legault to serve as a Class 2 Director until the 2008 Annual Meeting of the Company’s stockholders.

Effective upon the filing of the Form 10-K with the Securities and Exchange Commission for the fiscal year ending on December 31, 2006, Mr. Legault will serve as chairman of the Audit Committee of the Board.

There are no arrangements or understandings between Mr. Legault and any other person pursuant to which Mr. Legault was selected as a director.  There are no transactions to which the Company is a party and in which Mr. Legault has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Legault has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

On March 9, 2007, the Board granted to Mr. Legault an option to purchase up to 35,000 shares of the Company’s common stock, at an exercise price of $7.80 per share, for his services as chairman of the Audit Committee and a non-executive director of the Company, such option to vest ratably over a period of 48 months.  This option will expire on March 9, 2017.

In addition, Mr. Legault is entitled to receive an annual fee of $20,000 for his services as a non-executive director of the Company, as well as an additional $10,000 for his services as the chairman of the Audit Committee.  Mr. Legault is also entitled to receive $2,000 for each Board meeting he attends in person and $1,000 for each Board meeting he attends telephonically. Mr. Legault will also be reimbursed for certain customary business expenses in connection with attending Board and audit committee meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2007

CYCLACEL PHARMACEUTICALS, INC.

/s/ Paul McBarron

Paul McBarron

Executive Vice President, Finance & Chief
Operating Officer